                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        FIRST OAK BROOK BANCSHARES INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       FIRST OAK BROOK BANCSHARES, INC.
                             1400 Sixteenth Street
                           Oak Brook, Illinois 60523

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 2, 2000

                                                                  April 1, 2000

To the Shareholders of First Oak Brook Bancshares, Inc:

  You are cordially invited to attend the Annual Meeting of the Shareholders of First Oak Brook Bancshares, Inc. to be held in the Conference Center located in the Lower Level of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois 60523, on Tuesday, May 2, 2000 at 10:00 A.M. for the purposes of considering and acting on the following:

  (1) Election of three (3) Class I directors;

  (2) Ratification of the selection of KPMG LLP as independent auditors for the Company; and

  (3) Transaction of such other business that may properly come before the Meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 17, 2000 will be entitled to notice of and to vote at the Meeting.

  All persons who find it convenient to do so are invited to attend the Meeting in person. However, regardless of whether or not you attend the meeting, it is important that your shares are represented and voted. Therefore, please sign and return the enclosed Proxy promptly. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your Proxy.

                                          By Order of the Board of Directors

                                             William E. Navolio
                                                  Secretary

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Oak Brook Bancshares, Inc. (the "Company") of proxies for use at the 2000 Annual Meeting of Shareholders to be held Tuesday, May 2, 2000 and at any adjournment thereof. The Company will bear all costs in connection with this solicitation. It is intended that proxies in the accompanying form, when returned properly executed, will be voted at the Meeting. If a choice on any matter has been specified by the shareholder, the shares will be voted accordingly. If no choices are specified, the shares will be voted FOR the item in question. Proxies may be revoked by notice to the Company in writing or in open meeting at any time before they are exercised.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Meeting who will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares, or "broker non-votes", will be considered as present for quorum purposes, but not entitled to vote with respect to that matter.

  Shareholders of record at the close of business on March 17, 2000 will be entitled to vote. On that date, there were outstanding 6,445,782 shares of Common Stock.

  This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 1, 2000.

                             ELECTION OF DIRECTORS

  In accordance with the By-Laws of the Company, the Board of Directors has fixed at nine, the number of directors of the Company, with three directors to be elected at the Annual Meeting. The Board of Directors consists of three separate classes and the three directors comprising Class I, namely Frank M. Paris, Robert M. Wrobel and John W. Ballantine, have been nominated for election to three year terms at the Annual Meeting. All of the nominees are currently directors of the Company. Directors in Class II, consisting of three directors, Richard M. Rieser, Jr., Stuart I. Greenbaum and Michael L. Stein are serving terms that expire at the 2001 Annual Meeting of Shareholders; and directors in Class III, consisting of three directors, Eugene P. Heytow, Miriam Lutwak Fitzgerald, and Geoffrey R. Stone, are serving terms that expire at the 2002 Annual Meeting of Shareholders.

  Unless directed otherwise, the persons named as proxies intend to vote for the election of Frank M. Paris, Robert M. Wrobel and John W. Ballantine as directors to serve three year terms as Class I directors, each to hold office until the Annual Meeting of Shareholders in 2003 and until his or her successor is elected and qualified or until his or her earlier death, removal or resignation. Each of the nominees have consented to serve as director if elected.

  Director Paris has served the Company as a director and executive officer since its inception in 1983. Mr. Wrobel has served as a director since 1996. Mr. Ballantine has served as a director since October 1999.

  An affirmative vote of the holders of a plurality of the shares of Common Stock, present and eligible to vote at the Meeting, will be required for a nominee to be elected as a director; abstentions and shares for which authority to vote is not given will thus have no effect on the election of directors. Shares cannot be voted for more than three nominees; there is no right to cumulative voting.

                 INFORMATION CONCERNING SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following tables set forth information concerning the beneficial ownership of the Company's Common Stock, as of March 17, 2000, by: (1) each person known to the Company to be the beneficial owner of more than 5% of its Common Stock; (2) each director and named executive officer of the Company; and (3) all directors and executive officers of the Company as a group. Information relating to persons other than directors and executive officers of the Company is taken from the most recent Schedule 13G filed by such persons with the Securities and Exchange Commission. The address of all such persons unless otherwise stated is c/o the Company, 1400 Sixteenth Street, Oak Brook, Illinois 60523.

                     Security Ownership of Management(/1/)

                                                                  Amount and
                                                                  Nature of        Acquirable
                                                                  Beneficial       Within 60  Percent of
Title of Class             Name of Beneficial Owner             Ownership(/2/)     Days(/3/)  Class(/4/)
--------------             ------------------------             --------------     ---------- ----------
Common          Eugene P. Heytow...............................         920(/5/)     73,417      1.10
                Richard M. Rieser, Jr..........................     355,030(/6/)     48,417      5.96
                Frank M. Paris.................................     357,824(/7/)     40,250      5.88
                Miriam Lutwak Fitzgerald.......................     616,246(/8/)      6,834      9.20
                Geoffrey R. Stone..............................       3,000           3,834         *
                Robert M. Wrobel...............................       1,158               0         *
                Michael L. Stein...............................       2,500           2,167         *
                Stuart I. Greenbaum............................         500(/9/)      2,167         *
                John W. Ballantine.............................       1,000               0         *
                George C. Clam.................................      23,794(/10/)    15,500         *
                William E. Navolio.............................         283(/11/)    26,750         *
                All Directors and Executive Officers as a Group
                (12 Persons)...................................   1,372,255         237,836     23.77

--------
  *Denotes less than 1% ownership.

             Security Ownership of Certain Beneficial Owners(/1/)

      Title
        of           Name and Address              Amount and Nature          Percent
      Class         of Beneficial Owner       of Beneficial Ownership(/2/) of Class(/4/)
      -----         -------------------       ---------------------------- -------------
      Common  Mitzi Heytow                              679,548                10.03
              c/o Amalgamated Bank of Chicago
              One West Monroe Street
              Chicago, Illinois 60603

                                   FOOTNOTES

(1) Shares of stock deemed beneficially owned at March 17, 2000.
(2) The nature of beneficial ownership for shares shown in an individual's name is sole voting and investment power unless otherwise indicated.
(3) Reflects the number of shares that could be purchased by exercise of options available as of March 17, 2000 or within 60 days thereafter under the Company's 1987 Amended and Restated Stock Option Plan.
(4) The percentage of Common Stock ownership was calculated with an outstanding share amount which included 326,811 shares which could be acquired within 60 days under exercisable options.

(5) Excludes 679,548 shares of Common Stock held solely by Mitzi Heytow, Mr. Heytow's spouse, in and over which he disclaims beneficial interest and voting and investment power.
(6) Includes 12,374 shares of Common Stock held in joint tenancy with Mr. Rieser's spouse, which shares are deemed to be shared as to beneficial interest and voting and investment power. Excludes 9,078 shares of Common Stock held solely by Mr. Rieser's spouse in and over which he disclaims beneficial interest and voting and investment power. Excludes 12,796 shares of Common Stock held by Mr. Rieser's adult children in and over which he disclaims beneficial interest and voting and investment power. Excludes 5,830 shares of Common Stock held by an irrevocable trust of which Mr. Rieser is the co-trustee for the benefit of his son in which he disclaims any present beneficial interest but over which he has shared voting and investment power. Excludes 8,718 shares of Common Stock held by Mr. Rieser's mother's testamentary trust in and over which he disclaims any present beneficial interest but over which he has shared voting and investment power.
(7) Excludes 11,248 shares of Common Stock held by Mr. Paris' adult children in and over which he disclaims beneficial interest and voting and investment power.
(8) Excludes 20,400 shares of Common Stock held by Dr. Fitzgerald as custodian for the benefit of her minor children in which she disclaims beneficial interest but over which she exercises voting and investment power. Includes 615,638 shares of Common Stock of which 307,814 is held by an irrevocable insurance trust and 307,824 is held by a revocable trust of which Dr. Fitzgerald is the custodian for the benefit of her minor children in which she disclaims any present beneficial interest but over which she exercises voting and investment power.
(9) Represents 500 shares of Common Stock held solely by Mr. Greenbaum's spouse.
(10) Includes 7,000 shares of Common Stock held solely by Mr. Clam's spouse.
(11) Excludes 240 shares of Common Stock held by Mr. Navolio's spouse in and over which he disclaims beneficial interest and voting and investment power.

                              BOARD OF DIRECTORS
                     MEETINGS, FUNCTIONS AND COMPENSATION

  During 1999 the Board of Directors met five (5) times. All directors attended more than 75% of the meetings of the Board of Directors, except Director Ballantine who was elected at the October 1999 board meeting. The Company has the following committees: Executive, Audit, Compensation, Stock Option Advisory and a Community Reinvestment Act Committee.

  The Executive Committee meets in conjunction with the Board of Directors and met four (4) times during 1999 and is comprised of Directors Heytow, Rieser and Paris. The Executive Committee of the Company may exercise the full authority of the Board of Directors in the management of the business and affairs of the Company other than a power specifically prohibited by Delaware Law. The Executive Committee also performs functions similar to a nominating committee in that it nominates directors and officers.

  The Audit Committee met four (4) times during 1999 and is comprised of Director Rieser and independent Directors Fitzgerald, Stone, Greenbaum, Stein, and Ballantine. The Audit Committee's functions include reviewing reports and recommendations of the Company's inside and outside auditors and reviewing and monitoring the internal controls of the subsidiary bank.

  The Compensation Committee met once during 1999 and is comprised of Director Heytow and independent Directors Fitzgerald, Stein and Greenbaum. The Compensation Committee's functions include reviewing and approving compensation and benefits for employees of the Company and its subsidiary and the Company-wide percentage compensation increase for all employees. With respect to senior executive officers, the Committee also sets compensation and benefits.

  The Stock Option Advisory Committee meets as needed. It met once in 1999 and is comprised of independent Directors Fitzgerald, Stone, Stein and Greenbaum. This Committee's primary function is to administer the Company's 1987 Amended and Restated Stock Option Plan, the Company's Performance Bonus Plan and other compensation and bonus issues requiring a Committee consisting solely of independent directors.

  The Community Reinvestment Act ("CRA") Committee meets in conjunction with the Company-wide Regulatory Management Committee and met eight (8) times during 1999. It is comprised of Directors Paris and Rieser and non-director members Messrs. Navolio and Clam. This Committee's primary function is to monitor and direct the CRA efforts of the subsidiary bank.

  The Company pays an $8,000 annual retainer to its directors in quarterly payments of $2,000. The directors of the Company also received $2,000 for each regular quarterly meeting attended of the Board of Directors, $2,000 for a special meeting of the Board of Directors held May 4, 1999 and $200 for each Executive, Audit, Compensation and Stock Option Advisory Committee meeting. The members of the Community Reinvestment Act Committee do not receive compensation. The Company's subsidiary directors also receive $1,000 for each quarterly meeting attended of the Board of Directors and $200 for each Trust and Audit Committee meeting.

  During 1999, the Company established the Directors Stock Plan under which up to 25,000 shares of Common Stock may be issued to the Company's non-employee directors who elect to receive their fees in the shares of Common Stock. Unless the director has elected to defer receipt, shares are issued quarterly based on the amount of retainer and fees earned during the quarter and the closing price for the Common Stock as reported on the NASDAQ Stock Market as of the last day of the preceding quarter. Deferred shares, together with dividend equivalents, are paid at the date specified by the director or upon cessation of service as a director.

  Each non-employee director has also received an option to purchase 1,000 shares of Common Stock under the formula option provisions of the Company's Amended and Restated 1987 Stock Option Plan. In addition, on the date of each Annual Meeting of Stockholders, each non-employee director who is continuing as a non-employee director receives an option to purchase 500 shares of Common Stock under such formula option provisions.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning the current directors and executive officers of the Company. Directors Heytow, Rieser and Paris have served the company as directors and executive officers since its inception in 1983. Dr. Fitzgerald has served as a director since 1988. Mr. Stone has served as a director since 1992. Mr. Wrobel has served as a director since 1996. Messrs. Stein and Greenbaum have served as directors since 1998. Mr. Ballantine has served as director since October 1999. Directors Paris, Wrobel and Ballantine are standing for re-election. Each executive officer has been with the Company since its inception in 1983. Officer appointments are made annually.

                                                       Education, Principal
                                                            Occupation
                   Name and Age                   During Last Five Years, Other
              Position with Company                Directorships and Positions
              ---------------------               -----------------------------
 Directors and Officers
 Eugene P. Heytow, 65............................ Harvard College, B.A. and
  Chairman of the Board, Chief Executive Officer, University of Chicago Law
  Chairman of the Executive Committee             School, J.D.
                                                  Oak Brook Bank*: Chairman of
                                                  the Executive Committee.
                                                  Amalgamated Investments
                                                  Company, Chicago (holding
                                                  company of Amalgamated Bank
                                                  of Chicago)**:
                                                  Chairman of the Board.
                                                  Amalgamated Bank of
                                                  Chicago**: Chairman of the
                                                  Board.
                                                  AmalgaTrust Company, Inc.,
                                                  Chicago (a wholly owned
                                                  subsidiary of Amalgamated
                                                  Bank of Chicago)**: Chairman
                                                  of the Board.
 Richard M. Rieser, Jr., 56...................... Brown University, B.A. and
  President and Director                          University of Chicago Law
                                                  School, J.D.
                                                  Oak Brook Bank*: Chairman of
                                                  the Board of Directors, and
                                                  Chief Executive Officer.
                                                  Amalgamated Bank of
                                                  Chicago**: Senior Vice
                                                  President.
                                                  Family relationship: Mr.
                                                  Rieser is married to Mr.
                                                  Heytow's niece.
 Frank M. Paris, 61.............................. Northwestern University, B.S.
  Vice Chairman of the Board                      Oak Brook Bank*: Vice
                                                  Chairman of the Board.
 Miriam Lutwak Fitzgerald, 42.................... Northwestern University, B.A.
  Director                                        and Chicago Medical School,
                                                  M.D.
                                                  Mimi S. Lutwak M.D.S.C.:
                                                  President.
                                                  Oak Brook Bank*: Director.
                                                  Amalgamated Bank of
                                                  Chicago**: Director.
 Geoffrey R. Stone, 53........................... Wharton School of Finance and
  Director                                        Commerce, University of
                                                  Pennsylvania, B.S. and
                                                  University of Chicago Law
                                                  School, J.D.
                                                  The University of Chicago:
                                                  Provost.
                                                  Oak Brook Bank*: Director.

                                                Education, Principal Occupation
                  Name and Age                   During Last Five Years, Other
             Position with Company                Directorships and Positions
             ---------------------              -------------------------------
 Robert M. Wrobel, 50.......................... Northwestern University, B.A.
  Director                                      Oak Brook Bank*: Assistant to
                                                the Chairman and Director.
                                                Amalgamated Investments
                                                Company, Chicago (holding
                                                company of Amalgamated Bank of
                                                Chicago)**: President.
                                                Amalgamated Bank of Chicago**:
                                                President and Chief Executive
                                                Officer.
                                                AmalgaTrust Company, Inc.,
                                                Chicago, (a wholly owned
                                                subsidiary of Amalgamated Bank
                                                of Chicago)**: President and
                                                Chief Executive Officer.
 Michael L. Stein, 59.......................... Brown University, B.A. and
  Director                                      University of Chicago Law
                                                School, J.D.
                                                Brownson, Rehmus & Foxworth,
                                                Inc., Chicago, (Financial
                                                Counseling): Executive Vice
                                                President & Director.
                                                Oak Brook Bank*: Director.
 Stuart I. Greenbaum, 63....................... New York University, B.S. and
  Director                                      The Johns Hopkins University,
                                                Ph.D., Economics
                                                John M. Olin School of
                                                Business, Washington
                                                University: Dean.
                                                Stifel Financial Corp.:
                                                Director.
                                                Reinsurance Group of America:
                                                Director.
                                                Oak Brook Bank*: Director.
 John W. Ballantine, 54........................ Washington & Lee University,
  Director                                      B.A. and University of
                                                Michigan, M.B.A.
                                                Private Investor: 1998-present.
                                                First Chicago NBD
                                                Corporation/The First National
                                                Bank of Chicago, Chicago, 1970-
                                                1998, Executive Vice President
                                                and Chief Risk Management
                                                Officer 1996-1998.
                                                Oak Brook Bank*: Director.
 Other Executive Officers:
 Rosemarie Bouman, 43 ......................... Indiana University, B.S.,
  Vice President and Chief Financial Officer    C.P.A.
                                                Oak Brook Bank*: Vice President
                                                and Chief Financial Officer.
 George C. Clam, 50............................ Ripon College, B.A. and
  Vice President and Chief Banking Officer      Northwestern University, M.B.A.
                                                Oak Brook Bank*: President.
 William E. Navolio, 50........................ University of Notre Dame, B.A.
  Vice President, General Counsel and Secretary and Georgetown University, J.D.
                                                Oak Brook Bank*: Vice
                                                President, Chief Legal Officer,
                                                Secretary and Compliance
                                                Officer.

--------
  * Subsidiary of the Company
  * * Affiliate of the Company

                             CERTAIN TRANSACTIONS

  During 1999, directors and executive officers of the Company and their associates were customers of and had transactions with the Company's subsidiary bank. All such transactions were in the ordinary course of business.

  The subsidiary bank has made loans to certain of the directors and executive officers of the Company. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  Mr. Heytow, the Company's Chief Executive Officer, is a member of the Company's Compensation Committee. Mr. Heytow participated in the deliberations with regard to the compensation of the other named executive officers, but did not participate in the Committee's deliberations with respect to his own compensation.

  The following report of the Compensation Committee and Stock Option Advisory Committee and the Performance Graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein.

               REPORT OF COMPENSATION COMMITTEE AND STOCK OPTION
                 ADVISORY COMMITTEE ON EXECUTIVE COMPENSATION
                        AND OTHER COMPENSATION MATTERS

  The Compensation Committee reviews and approves (a) compensation and benefits for employees of the Company and its subsidiary earning $75,000 or more, and (b) the company wide percentage compensation increase for all employees. The Compensation Committee also sets compensation and benefits for the three senior executive officers.

  The Stock Option Advisory Committee's primary function is to administer the Company's 1987 Amended and Restated Stock Option Plan, the Company's Amended and Restated Performance Bonus Plan and other compensation matters requiring a committee consisting solely of independent directors.

  The Compensation Committee and Stock Option Advisory Committee have furnished the following report on compensation:

SALARIES:

  In determining salaries, the Compensation Committee reviews information provided by Management and considers a wide variety of factors. With respect to overall compensation and benefits, these include cost of living changes, competitive pay scales and Company performance. With respect to individual salaries, the factors include the level and complexity of the position, education and special training necessary or helpful to the position, promotions and growth in responsibility, relative pay within the Company, competitive pay (as determined by independent compensation surveys targeting national and local peer groups of financial institutions), cost of living changes, and individual, departmental and Company performance.

  With regard to the Company's Chief Executive Officer, Mr. Heytow's salary and benefits were determined by the Compensation Committee based upon the aforementioned considerations. In addition, his compensation was also in keeping with the Company's policy of compensating senior executive officers based on the safety and soundness of the Company and subsidiary bank and medium- and long- term growth and profitability. The Compensation Committee approved salary and benefits for Mr. Heytow for 1999 as set forth in the Compensation Table.

  With regard to the Company's President, Mr. Rieser's salary and benefits were also set by the Compensation Committee based upon the aforementioned considerations. His compensation was also based upon the Compensation Committee's determination of the importance of Mr. Rieser's involvement in the day-to-day management and leadership of the Company, as evidenced by the Company's overall safety and soundness and its medium- and long- term growth and profitability. The Compensation Committee approved salary and benefits for Mr. Rieser for 1999 as set forth in the Compensation Table.

BONUSES:

  Currently the Company and its subsidiary utilize seven types of bonus/incentive programs:

                Group                          Primary Basis of Bonus
                -----                          ----------------------

 Senior Executive Group              Formula as determined by Stock Option
                                     Advisory Committee under the Performance
                                     Bonus Plan.

 Executive Group                     50% of Senior Executive Group Formula

 Department Heads and Managers       Performance Scorecard. Percentage of
                                     annual base salary as set by Compensation
                                     Committee

 Marketing Officers                  Incentive program

 Mortgage Originators and Processors Formula based on volume

 Discretionary                       All officers, including the groups set
                                     forth in this chart, may receive
                                     discretionary bonuses based on extra
                                     effort and/or results

Senior Executive Group:

  The Company's Amended and Restated Performance Bonus Plan (the "Plan") provides additional incentive to the Company's three senior executive officers (Messrs. Heytow, Rieser and Paris) through an objective, performance-based bonus payable only in the event that the Company's annual performance meets certain levels, as measured by several criteria. The maximum bonus under the Plan is two times annual salary. The Stock Option Advisory Committee limited the maximum discretionary bonus award to one times the senior executive officer's annual salary, providing a maximum overall bonus opportunity of three times annual salary.

  The Plan is administered by the Stock Option Advisory Committee consisting of four independent directors. Pursuant to the Plan, the Stock Option Advisory Committee established a number of objective performance goals (the "Targets") for the calendar year 1999. The Targets are formulated using a minimum, maximum and range of numeric standards for each of the performance measures, and each performance measure is then assigned a relative percentage weighting by the Stock Option Advisory Committee. The performance measures for the Targets must be one, all or a combination of the following: return on assets
(ROA), return on equity (ROE), net income, market price of the Company's Common Stock relative to the book value of such shares, the market price of the Company's Common Stock, and the level of nonperforming assets. The numeric standards for the Targets may be based on peer group results, the Company's historical levels or such other standards as the Stock Option Advisory Committee deems appropriate in light of the Company's objectives. Based on 1999 performance, the Stock Option Advisory Committee certified bonuses of $352,285 for Mr. Heytow, $472,323 for Mr. Rieser and $130,476 for Mr. Paris.

  For the three senior executive officers, subjective, discretionary bonuses may also be awarded. Such bonuses generally relate most closely to maintenance of safety and soundness and to consistent medium- and longer-term Company growth and profitability, areas of achievement that may not be reflected within the objective criteria of the Performance Bonus Plan. In awarding senior executive officers' subjective discretionary bonuses, the Stock Option Advisory Committee's policy of emphasizing both safety and soundness and consistent medium- and longer-term growth and profitability is predicated on its recognition that commercial banking is a highly regulated industry in which Management's ability to maintain safety and soundness is a necessary condition to growth in assets and earnings. Thus, to evaluate the senior executive officers' performance for this purpose, the Stock Option Advisory Committee reviews the Company's overall safety and soundness, compliance with laws and regulations, its current year's performance in relation to historical performance, departmental performance and individual performance. Although the Company maintained safety and soundness and experienced growth during the year, the Stock Option Advisory Committee determined that no discretionary bonuses be awarded for 1999.

Executive Group:

  The Executive Group consists of executive officers George C. Clam, William
E. Navolio and Rosemarie Bouman. These executive officers earned discretionary bonuses based on a modified version of the senior executive officers' Plan. The executive officers could receive a maximum bonus of one times the executive officer's annual salary.

  A subjective, discretionary bonus may also be awarded and this bonus relates most closely to extra performance or results as compared to established goals, departmental business plans and budgets, and short- and medium- term Company growth and profitability.

Department Heads and Managers:

  In 1999, Management recommended and the Compensation Committee approved the use of a formulaic approach to determine the discretionary bonuses for the eighteen individuals who serve as heads or managers of departments. The formula used a "Scorecard" which allows bonuses to be tied more objectively to performance. The formula gives a relative percentage weighting to the categories of individual performance, departmental performance and bank performance. Bonuses are limited to a maximum percentage of base annual salary as recommended by Management and approved by the Compensation Committee.

Marketing Officers:

  Marketing officers, primarily in the Commercial Banking and Investment Management and Trust Departments, have the opportunity to earn incentive pay. Incentive pay programs use a specific formula which is tied most closely to demand deposit funds and certain types of other business brought to the bank by commercial bankers and new trust fees brought to the Trust Department by trust marketing officers.

Mortgage Originators and Processors:

  Within the Residential Mortgage Lending Department, the mortgage originators and processors handle the origination of and the tracking, processing and closing of mortgages, respectively. The originators receive compensation and the processors receive bonuses that are based on formulas tied to volume.

Discretionary Bonuses:

  All officers and staff, including the senior executive officers and executive officers, may receive discretionary bonuses for any given year. Generally these discretionary bonuses are tied to extra effort and/or results and are largely based upon individual performance.

STOCK OPTIONS:

  The Stock Option Advisory Committee also reviewed and approved stock options for certain officers. Messrs. Heytow and Rieser were each granted 20,000 stock options in January 1999 and 3,600 stock options in January 2000. Certain members of the Executive Group, Department Heads, Department Managers, Marketing Officers and other officers of the subsidiary were also approved for stock options in January 1999 and January 2000.

  Section 162(m) of the Internal Revenue Code limits to $1 million the Company's allowable Federal income tax deduction for compensation paid for a calendar year to each of its Chief Executive Officer and four other most highly compensated executive officers. The allowable deduction for certain "performance-based" and other compensation is not, however, subject to the $1 million limitation. Based upon regulations, compensation attributable to the Company's Stock Option Plan and Performance Bonus Plan should be exempt from the deduction limitation as "performance-based." The Compensation Committee has not made any changes in its policies relating to the other cash compensation paid to the executive officers in response to the $1 million deduction limitations because salary and discretionary bonuses which have been or can be expected to be paid to the Company's executive officers do not approach such level. Notwithstanding the above, the Compensation Committee or Stock Option Advisory Committee may determine after consideration of applicable circumstances that it would be in the best interests of the Company to pay compensation in an amount or manner that does not satisfy such rules governing deductibility.

  COMPENSATION COMMITTEE                      STOCK OPTION ADVISORY COMMITTEE
Eugene P. Heytow, Chairman                  Miriam Lutwak Fitzgerald, Chairman
Miriam Lutwak Fitzgerald                    Geoffrey R. Stone
Stuart I. Greenbaum                         Stuart I. Greenbaum
Michael L. Stein                            Michael L. Stein

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the indicated compensation with respect to each of the last three fiscal years for the Company's Chief Executive Officer and its four other most highly compensated executive officers:

                                                                         Long Term
                                      Annual Compensation               Compensation
                                      -------------------               ------------  All Other
Name and Principal              Salary     Bonus         Other Annual      Option    Compensation
Position                 Year ($) (1) (2) ($) (2)      Compensation (3)  Awards (#)       ($) (4)
------------------       ---- ----------- -------      ---------------- ------------ ------------
Eugene P. Heytow         1999   291,332   352,285             --           20,000       95,415
 CEO.................... 1998   279,667   160,176             --            8,000      120,494
                         1997   271,500   504,000             --               --       84,486

Richard M. Rieser, Jr.   1999   383,260   472,323             --           20,000      105,493
 President.............. 1998   367,800   264,390             --            8,000      136,530
                         1997   355,600   672,000             --               --       85,312

Frank M. Paris           1999   122,473   130,476             --            6,000       42,675
 Vice Chairman.......... 1998   118,367    60,374             --            4,000       55,144
                         1997   115,632   190,800             --               --       38,967

George C. Clam           1999   153,828    98,322(/5/)                      4,500       17,270
 Vice President-Chief    1998   148,166    70,000(/5/)        --            2,000       17,201
 Banking Officer........ 1997   137,660    66,000(/5/)        --               --       11,543

William E. Navolio       1999   139,500    91,541(/5/)        --            4,500       15,980
 General Counsel,        1998   134,137    57,000(/5/)        --            2,000       15,545
 Secretary.............. 1997   128,340    53,750(/5/)        --               --       11,403

                     SUMMARY COMPENSATION TABLE FOOTNOTES

(/1/) This column includes annual base salary, directors' fees and committee fees of the Company and its subsidiary.

(/2/) These columns include amounts elected to be deferred under the Company's qualified and nonqualified deferred compensation plan.

(/3/) Each named executive officer received perquisites and personal benefits in annual amounts below the applicable reporting threshold of the lesser of $50,000 or 10% of the base salary and bonus reported for such year.

(/4/) This column includes: (i) the Company's contributions under its 401(k)
      Savings Plan, Stock Bonus Plan and related nonqualified deferred compensation plan; (ii) taxable income for life insurance benefits paid by the Company with respect to insurance policies covering the life of each named executive officer; and (iii) amounts paid to the named executive officer with respect to certain life insurance agreements, as set forth in the table below:

                                                           (i)    (ii)    (iii)
                                                         ------- ------- -------
   Mr. Heytow........................................... $34,832 $15,743 $44,840
   Mr. Rieser........................................... $50,032 $10,621 $44,840
   Mr. Paris............................................ $11,757 $ 2,598 $28,320
   Mr. Clam............................................. $16,109 $ 1,161      --
   Mr. Navolio.......................................... $14,529 $ 1,451      --

(/5/) Includes award of annual discretionary bonus to the named executive officer; however, at the election of the Company, payment of two-thirds of the bonus is deferred and is payable in equal increments in the following two years. The deferred amounts are subject to forfeiture upon the executive officer leaving the Company prior to payment.

     TRANSITIONAL EMPLOYMENT AND OTHER AGREEMENTS WITH EXECUTIVE OFFICERS

  The Company has entered into Transitional Employment Agreements with certain of its executive officers. In the event of a change in control of the Company, the Agreements provide for an employment term of three years from the date of the change in control with compensation and benefits at the same level as in effect immediately preceding the change in control. If the executive officer's employment is involuntarily terminated by the Company or its successor (other than for cause) during the three-year employment term or within six months prior to and in connection with the change in control, or in the event of the executive officer's resignation under circumstances which constitute a constructive discharge, the executive officer is entitled to continue to receive salary, directors' fees and bonus payments, and to continue or receive the value of other benefits, for a period of 36 months from the date of such termination of employment. For Messrs. Heytow, Rieser and Paris (the "Senior Executive Officers"), the amount of such continuing salary, directors' fees and bonus payments will be based upon the level in effect at the time of the change in control, or if greater, termination of employment; but in either event no less than the average of such amounts received during the five-year period prior to the change in control. Salary and bonus continuation payments for the other executive officers will be based on the average of the annual salary and bonus payments received during the five year period prior to the year in which the change in control occurs. The Agreements also provide for payment of any accrued but unpaid bonuses, continuing access to the Company's group and executive medical plans after expiration of the 36-month compensation continuation period and continuing indemnification rights. In the event of an executive officer's death during the 36-month continuation period, the Agreements provide for a lump sum payment equal to the present value of the remaining salary and directors fees, and continuation of bonus payments and certain other benefits to the executive officer's designated beneficiary.

  "Cause" is generally defined in the Agreements as a felony conviction involving an act or acts of dishonesty or breach of trust or the continued and willful failure of the executive officer to substantially perform the officer's duties under the Agreement. "Constructive discharge" is defined generally to include a breach of the Company's obligations under the Agreement, a material diminution of the executive officer's duties and responsibilities, a change of the executive officer's primary employment location by more than 35 miles from the primary location in effect at the time of the change in control or a significant change in the executive officer's regularly-scheduled work hours from those in effect at the time of the change in control. In the case of Senior Executive Officers' voluntary resignations at any time during the first year of the employment terms, or in the case of the other executive officers', voluntary resignation at any time during the first year of the employment term but after the termination or the announcement of the termination of Mr. Rieser's employment will also constitute resignation under circumstances which constitute a constructive discharge. Salary and bonus continuation payments to those executive officers who are not Senior Executive Officers are subject to reduction to the extent necessary so that no portion of those amounts will be subject to the excise tax imposed under the Internal Revenue Code on payments which may be deemed to be "excess parachute payments". The compensation and benefits payable to the Senior Executive Officers under the Transitional Employment Agreements will be increased to the extent necessary to gross-up such compensation and benefits, or the compensation and benefits payable under any other plan or program of the Company, to the extent the Senior Executive Officer would be subject to the excise tax upon the receipt thereof.

  The Company has also entered into Supplemental Pension Agreements with Messrs. Heytow and Rieser. Under these Agreements, the Company is obligated to provide at a prescribed retirement date, a supplemental pension in the form of a life and 15-year certain annuity based upon a percentage of the executive officer's final base salary. Mr. Heytow's retirement date is January 1, 2007 and the percentage of final base salary to be used in determining his benefit is 25%; Mr. Rieser's retirement date is January 1, 2015 and the percentage of final base salary is 50%. In the event of termination of employment prior to the applicable retirement date, the supplemental pension payable at the retirement date will be prorated based on years of service from October 1994 to the date of his termination of employment. No proration of the amount of the supplemental pension payable is required, however, if the termination of the executive officer's employment was involuntary (other than for cause) or voluntary following an event that would constitute a constructive discharge as defined in the

Transitional Employment Agreements (without regard to whether or not a change in control has occurred). An actuarially reduced supplemental pension may be paid prior to the applicable retirement date to the executive officer in the event of termination of employment prior to such date.

  The Company has entered into Agreements Regarding Post-Employment Restrictive Covenants with Messrs. Heytow, Rieser and Paris, under which the executive officers agree that following termination of employment for any reason other than death, the executive officer will not, for a period of twenty-four months, directly or indirectly solicit any customer of the Company or its affiliates not to do business with the Company or such affiliates or to solicit or encourage any employee of the Company or its affiliates to terminate his or her employment. In addition, the Agreements impose confidentiality obligations on the executive officer. As consideration for the restrictive covenants, the Company is obligated to pay 12 annual payments of $80,000 each to Messrs. Heytow and Rieser and of $25,000 to Mr. Paris.

                              OPTION GRANTS TABLE

  The following table sets forth certain information concerning grants of stock options during the year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table.

                                                Individual Grants
                         ---------------------------------------------------------------
                         Number of
                         Securities Percent of Total
                         Underlying Options Granted
                          Options   to Directors and  Exercise
                          Granted     Employees in     Price    Expiration  Grant Date
     Name                 (#) (1)   Fiscal Year (2)  ($/Sh) (3)    Date    Value ($) (4)
     ----                ---------- ---------------- ---------- ---------- -------------
Eugene P. Heytow........   20,000        16.06         18.25     1/26/09      99,600
Richard M. Rieser, Jr...   20,000        16.06         18.25     1/26/09      99,600
Frank M. Paris..........    6,000         4.82         18.25     1/26/09      29,880
George C. Clam..........    4,500         3.61         18.25     1/26/09      22,410
William E. Navolio......    4,500         3.61         18.25     1/26/09      22,410

--------
(/1/) Represents stock options issued under the Company's Amended and Restated
      1987 Stock Option Plan. The options were granted for a term of 10 years subject to earlier termination because of death or permanent disability. The options become 33.3% vested on the first anniversary date of grant and vest an additional 33.3% on each subsequent anniversary; however, in the event of a change in control, the options immediately become 100% vested.
(/2/) The percentages shown in the table are based on total options granted to directors and employees in 1999 of 124,500 shares of the Company's Common Stock.
(/3/) The exercise price of each stock option was the closing market price of
      Common Stock on the day preceding the date of grant.
(/4/) The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999 risk-free interest rate of 6.57%; dividend yield of 2.8%; volatility factor of the expected market price of the Company's Common Stock of 27.8%, and a weighted-average expected life of the option of 5 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND
                            YEAR-END OPTION VALUES

  The following table sets forth the indicated year-end 1999 value and number of unexercised options for each of the executive officers named in the Summary Compensation Table.

                                                                     Value of
                                                      Number of    Unexercised
                                                     Unexercised   In-the-Money
                                                     Options at     Options at
                                                      12-31-99     12-31-99 (1)
                                                    ------------- --------------
                          Shares Acquired   Value   Exercisable/   Exercisable/
                            on Exercise    Realized Unexercisable Unexercisable
     Name                       (#)          ($)         (#)           ($)
     ----                 ---------------  -------- ------------- --------------
Eugene P. Heytow.........         --            --  65,150/37,600 657,415/88,360
Richard M. Rieser, Jr....     25,000       316,063  40,150/37,600 331,977/88,360
Frank M. Paris...........         --            --  37,450/14,800 409,760/43,180
George C. Clam...........      7,000(/2/)   97,160   17,850/8,900 185,678/22,417
William E. Navolio.......         --            --   24,850/8,900 296,838/22,417

--------
(/1/) Based on Company's Common Stock price on December 31, 1999 of $18.50 per share.
(/2/) On January 10, 2000, Mr. Clam exercised options on 4,250 shares at a price of $2.62 with realized value of $61,115. These shares are included as owned by Mr. Clam in the Security Ownership of Management table which is dated March 17, 2000. If Mr. Clam's exercise was reflected in this table, his Unexercised Options would have been 13,600 rather than 17,850, and his Unexercised In-the-Money Options value would have been $118,188 rather than $185,678.

                        FIVE YEAR PERFORMANCE COMPARISON

  The graph below provides an indicator of total return performance for the Company's stock for the past five years as compared with the Center for Research in Security Prices (CRSP) Index for the NASDAQ Stock MarketSM (U.S. Companies) and a Peer Group, the CRSP Index for NASDAQ Bank Stocks.

                                   [LINE CHART]
12/30/94     12/29/95       12/31/96       12/31/97       12/31/98     12/31/99
-------------------------------------------------------------------------------
$0
$100
$200
$300
$400
$500
$600

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and regulations thereunder require directors and certain officers of the Company and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership of the Company's stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely upon the review of copies of such reports furnished to the Company and representations of reporting persons, all reports were timely filed.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG LLP as independent auditors for the Company for the year ending December 31, 2000. The Board recommends ratification of this action. Representatives of KPMG LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders at the Meeting.

  The Board of Directors recommends ratification of the selection of KPMG LLP as independent auditors.

                             SHAREHOLDER PROPOSALS

For Inclusion in Proxy Statement

  To be considered for inclusion in the Company's proxy and form of proxy relating to the 2001 Annual Meeting of Shareholders, a stockholder proposal must be received prior to December 4, 2000, by the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Any such proposal will be subject to 17 C.F.R. Section 240.14a-8 of the Rules and Regulations under the Securities Exchange Act of 1934.

Notice of Business to Be Conducted at an Annual Meeting

  Pursuant to the By-laws, only business brought by or at the direction of the Board of Directors may be conducted at an annual meeting. The By-laws of the Company provide for an advance notice procedure for a shareholder to properly bring business before an annual meeting. For the 2001 Annual Meeting, the shareholder must give written advance notice to the Secretary of the Company not later than January 2, 2001; provided, however, that in the event that the date of the 2001 Annual Meeting is held before April 2, 2001 or after July 2, 2001, notice by the shareholder will be timely if it is received not later than the close of business on the later of (a) 120 days prior to the date of the Meeting or (b) the tenth (10th) day following the date on which notice of the Annual Meeting date was publicly announced. The advance notice by a shareholder must include the shareholder's name and address, as they appear on the Company's record of shareholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class, the number of shares of the Company's capital stock that are beneficially owned by such shareholder, any material interest of such shareholder in the proposed business and whether the shareholder intends to solicit proxies or participate in the solicitation of proxies in support of such proposal. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the United States Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

  The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          William E. Navolio
                                            Secretary

Oak Brook, Illinois
March 31, 2000

PROXY
                        FIRST OAK BROOK BANCSHARES, INC.
                1400 SIXTEENTH STREET, OAK BROOK, ILLINOIS 60523
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Eugene P. Heytow, Frank M. Paris and Richard
M. Rieser, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of First Oak Brook Bancshares, Inc. held of record by the undersigned on March 17, 2000 at the Annual Meeting of Shareholders to be held on May 2, 2000 or any adjournment thereof. A majority (or if only one, then that one) of the above Proxies or their substitutes who shall be present at the Meeting shall have all of the powers conferred hereby.

1.   Election of Directors. [_] FOR nominees listed below (except [_] WITHHOLD AUTHORITY to
                             as marked to the contrary below)      vote for the nominees listed below

        Robert M. Wrobel               Frank M. Paris                     John W. Ballantine

     (Instruction: to withhold authority to vote for an individual nominee, write that nominee's name on the line below)
    -------------------------------------------------------------

2.   Ratification of the selection of KPMG LLP as independent auditors for the Company.

      [_] FOR              [_] AGAINST       [_] ABSTAIN

3.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of the nominees named in part 1 and FOR the ratification of KPMG LLP as independent auditors for the Company in part 2.

                                    Dated:_______________________________, 2000
                                    ___________________________________________
                                    ___________________________________________
                                             (Signature if held jointly)

                                    Please sign exactly as name appears on
                                    this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                     USING THE ENCLOSED, PREPAID ENVELOPE.